UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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PALO ALTO NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

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PALO ALTO NETWORKS, INC.

3300 OLCOTT STREET

SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Standard Time on Wednesday, December 12, 2012

TO THE HOLDERS OF COMMON STOCK

OF PALO ALTO NETWORKS, INC.:

The Annual Meeting of Stockholders of Palo Alto Networks, Inc., a Delaware corporation, will be held on Wednesday, December 12, 2012, at 1:00 p.m. Pacific Standard Time, at the Company’s headquarters, located at 3300 Olcott Street, Santa Clara, California 95054, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect two Class I directors to serve until the 2015 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2013;

3.	To consider an advisory vote to approve the compensation of the named executive officers for the fiscal year ended July 31, 2012, as described in this proxy statement;

4.	To conduct an advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Palo Alto Networks, Inc. has fixed the close of business on October 15, 2012 as the record date for the meeting. Only stockholders of record of our common stock on October 15, 2012 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about October 31, 2012, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2012 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Palo Alto Networks, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

Mark McLaughlin

Chairman, Chief Executive Officer and President

Santa Clara, California

October 31, 2012

PALO ALTO NETWORKS, INC.

3300 Olcott Street

Santa Clara, California 95054

PROXY STATEMENT

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

to be held on Wednesday, December 12, 2012 at 1:00 p.m. PST

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on December 12, 2012, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at the Company’s headquarters, located at 3300 Olcott Street, Santa Clara, California 95054, on Wednesday, December 12, 2012 at 1:00 p.m. PDT. On or about October 31, 2012, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to hold office until the 2015 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013;

•	an advisory vote on executive compensation;

•	an advisory vote on the frequency of future advisory votes on executive compensation; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the nominees for election as Class I directors;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2013;

•	FOR the approval of our executive compensation; and

•	Every “1 year” for the frequency of future advisory votes on executive compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on October 15, 2012, the record date, may vote at the Annual Meeting. As of the record date, we had 67,906,142 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on December 11, 2012 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Palo Alto Networks, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about October 31, 2012, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1 : The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstaining or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for,” “against” or “abstain” on each of the nominations for election as a director.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The approval of our executive compensation my receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors.

•

Proposal No. 4: The frequency of future advisory votes on executive compensation selected by stockholders will be the frequency that receives the highest number of votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors the approval of our executive compensation, and the frequency of future advisory votes on executive compensation.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Palo Alto Networks or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Palo Alto Networks, Inc.

Attention: Investor Relations

3300 Olcott Street

Santa Clara, California 95054

(408) 753-4000

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2013 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than July 3, 2013. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Palo Alto Networks, Inc.

Attention: Corporate Secretary

3300 Olcott Street

Santa Clara, California 95054

Fax: (408) 753-4001

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2013 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than August 17, 2013; and

•	not later than the close of business on September 16, 2013.

In the event that we hold our 2013 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2012 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Palo Alto Networks at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing Palo Alto Networks’ filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of ten members. Eight of our directors are independent within the meaning of the listing rules of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
John M. Donovan (1)	I	52	Director	2012	2012	2015
Nir Zuk	I	41	Chief Technology Officer and Director	2005	2012	2015
Continuing Directors
Asheem Chandna (2) (3)	II	48	Director	2005	2013	—
Mark D. McLaughlin	II	46	Chairman, Chief Executive Officer and President	2011	2013	—
James J. Goetz (2) (3)	II	46	Director	2005	2013	—
Venky Ganesan (1)	III	39	Director	2007	2014	—
Charles J. Robel (1)	III	63	Director	2011	2014	—
Daniel J. Warmenhoven (2) (3)	III	61	Director and Lead Independent Director	2012	2014	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

John M. Donovan has served as a member of our board of directors since September 2012. Mr. Donovan has worked at AT&T Inc., a provider of telecommunication services, since April 2008, first as Chief Technology Officer and currently as Senior Executive Vice President—AT&T Technology and Network Operations. From November 2006 to April 2008, Mr. Donovan was Executive Vice President of Product, Sales, Marketing and Operations at Verisign. From November 2000 to November 2006, Mr. Donovan served as Chairman and CEO of inCode Telecom Group Inc., a provider of strategy and consulting services to the telecommunications industry. Prior to joining inCode, Mr. Donovan was a Partner with Deloitte Consulting where he was the Americas industry practice director for telecommunications. Mr. Donovan served on the board of directors of NII Holdings, Inc., a provider of mobile communication services, from February 2006 to March 2008. Mr. Donovan holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the University of Minnesota. Mr. Donovan was selected to serve on our board of directors because of his extensive experience in the telecommunications industry.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics. Mr. Zuk was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with network security companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Asheem Chandna has served as a member of our board of directors since April 2005. Mr. Chandna has been a Partner at Greylock Partners, a venture capital firm, since September 2003, where he focuses on investments in enterprise IT, including security products. From April 2003 to October 2009, Mr. Chandna was a director of Sourcefire, Inc., a developer of network security hardware and software. From April 1996 to December 2002, Mr. Chandna was Vice President, Business Development and Product Management at Check Point Software. Mr. Chandna currently serves on the board of directors of Imperva, Inc., a data security company, and of a number of privately held companies. Mr. Chandna holds a B.S. and an M.S. in Electrical and Computer Engineering from Case Western Reserve University. Mr. Chandna was selected to serve on our board of directors because of his specific professional experience with Internet security products, his extensive background with enterprise IT companies, and his public and private company board experience.

Mark D. McLaughlin has served as our President and Chief Executive Officer and as a member of our board of directors since August 2011, and as the Chairman of our board of directors since April 2012. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law. Mr. McLaughlin was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and his extensive background in the technology industry.

James J. Goetz has served as a member of our board of directors since April 2005. Mr. Goetz has been a managing member of Sequoia Capital Operations, LLC, a venture capital firm, since June 2005, where he focuses on cloud, mobile, and enterprise companies. Mr. Goetz currently serves on the board of directors of Jive Software, Inc., a provider of social business software, and of a number of privately held companies. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati. Mr. Goetz was selected to serve on our board of directors because of his deep experience with the venture capital industry and providing guidance and counsel to a wide variety of Internet and technology companies.

Venky Ganesan has served as a member of our board of directors since May 2007. Mr. Ganesan has been a Managing Director at Globespan Capital Partners, a venture capital firm, since June 2004, where he focuses on enterprise software and infrastructure investments. Mr. Ganesan currently serves on the board of directors of a number of privately held companies. Mr. Ganesan holds a B.A. in Economics-Math from Reed College and a B.S. Engineering and Applied Science with a specialization in Computer Science from the California Institute of Technology. Mr. Ganesan was selected to serve on our board of directors because of his experience with the venture capital industry and providing guidance and counsel to a wide variety of Internet and technology companies.

Charles J. Robel has served as a member of our board of directors since June 2011. From June 2006 to March 2011, Mr. Robel was Chairman of the Board of McAfee, Inc., a provider of virus protection and internet security solutions. Mr. Robel currently serves on the board of directors and audit committees of Autodesk, Inc., a provider of design software, Informatica Corporation, a provider of enterprise data integration, and Jive

Software, and previously served on the board of directors of Adaptec, Inc. and DemandTec, Inc. In addition, Mr. Robel serves on the board of directors for a number of privately held companies. Mr. Robel holds a B.S. in Accounting from Arizona State University. Mr. Robel was selected to serve on our board of directors because of his extensive service as a board member of several other technology and software companies, which brings to our board of directors substantial experience and knowledge in the areas of financial expertise, strategic direction, and corporate governance leadership.

Daniel J. Warmenhoven has served as the lead independent director of our board of directors since March 2012. From October 1994 to August 2009, Mr. Warmenhoven was Chief Executive Officer at NetApp, Inc., a provider of computer storage and data management, and currently serves on the board of directors as Executive Chairman. Mr. Warmenhoven currently serves on the board of directors of Aruba Networks. Mr. Warmenhoven holds a B.S. degree in Electrical Engineering from Princeton University. Mr. Warmenhoven was selected to serve on our board of directors because of his extensive experience in the technology industry and his public company management and board experience.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. Since the beginning of our last fiscal year, through our channel partners, we have sold an aggregate of $3.4 million of products and services to AT&T in arm’s length transactions. We entered into these commercial dealings in the ordinary course of our business. In making the determinations as to which members of our board of directors are independent, our board of directors considered the fact that Mr. Donovan, one of our directors, is an executive officer of AT&T. In reviewing this relationship, our board of directors determined this relationship does not impede the ability of Mr. Donovan to act independently on our behalf and on behalf of our stockholders. Our board of directors determined that all of our directors other than Mr. McLaughlin, who is our President and Chief Executive Officer, and Mr. Zuk, who is our Chief Technology Officer, were “independent directors” as defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of the New York Stock Exchange.

Leadership Structure

Mr. McLaughlin currently serves as both Chairman of our board of directors and Chief Executive Officer and President. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. McLaughlin’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors and as Chief Executive Officer since August 2011, Mr. McLaughlin is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. McLaughlin possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Chief Executive Officer brings company specific experience and expertise. The board of directors believes that Mr. McLaughlin’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of the board of directors or if the Chairman is not otherwise independent. Because our Chief Executive Officer, Mr. McLaughlin, is our Chairman, our board of directors has appointed Mr. Warmenhoven to serve as our lead independent director. As lead independent director, Mr. Warmenhoven will preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During our fiscal year ended July 31, 2012, the board of directors held thirteen meetings (including regularly scheduled and special meetings), and other than Mr. Kramer, who attended 69% of the total number of board meetings, no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Messrs. Donovan, Ganesan, Lanfri, and Robel, each of whom is a non-employee member of our board of directors, comprise our audit committee. Mr. Lanfri’s service on our board of directors will end on the date of our Annual Meeting. Mr. Robel is the chairman of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of the New York Stock Exchange and the SEC. Our board of directors has also determined that Mr. Robel qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the New York Stock Exchange, and that simultaneous service by Mr. Robel on the audit committees of more than three public companies does not impair his ability to serve on our audit committee. The audit committee met eight times during fiscal 2012.

The audit committee is responsible for, among other things:

•	selecting and hiring our registered public accounting firm;

•	evaluating the performance and independence of our registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•

reviewing and participating in the selection of our internal auditor and periodically reviewing the activities and reports of the internal audit function and any issues encountered in the course of the internal audit function’s work;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;

•	reviewing and approving or ratifying any proposed related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Audit Committee Charter is available on our website at http://investors.paloaltonetworks.com/.

Compensation Committee

Messrs. Chandna, Goetz, and Warmenhoven, each of whom is a non-employee member of our board of directors, comprise our compensation committee. Mr. Chandna is the chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules of the New York Stock Exchange, as well as Section 162(m) of the Internal Revenue Code. The compensation committee met three times during fiscal 2012.

The compensation committee is responsible for, among other things:

•

reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans, and benefits programs; and

•	preparing the compensation committee report that the SEC will require in our annual proxy statement.

The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee Charter is available on our website at http://investors.paloaltonetworks.com.

Nominating and Corporate Governance Committee

Messrs. Chandna, Goetz, and Warmenhoven, each of whom is a non-employee member of our board of directors, comprise our nominating and corporate governance committee. Mr. Warmenhoven is the chairman of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules of the New York Stock Exchange. The nominating and corporate governance committee was formed in April 2012 and did not meet during fiscal 2012.

The nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://investors.paloaltonetworks.com/.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of directors candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and corporate governance committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholders ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, Palo Alto Networks, Inc., 3300 Olcott Street, Santa Clara, California 95054. Notice must be received by us no earlier than August 17, 2013 and no later than September 16, 2013. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to: c/o General Counsel, Palo Alto Networks, Inc., 3300 Olcott Street, Santa Clara, California 95054. All such stockholder communications will be forwarded to the appropriate member or members of the board of directors, or if none is specified, to the Chairman of the board of directors.

Codes of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Code of Business Conduct and Ethics is posted on the Investors portion of our website at http://investors.paloaltonetworks.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

Our non-employee directors do not currently receive, and did not receive during fiscal 2012, any cash compensation for their services as directors or as board committee members.

During fiscal 2012, in connection with his appointment to our board of directors, Mr. Warmenhoven was granted options to purchase shares of our common stock as follows:

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/share)	Option Expiration Date	Grant Date Fair Value of Option Awards ($)(1)
Daniel J. Warmenhoven (2)	3/6/2012	—	110,500	15.50	3/5/2022	808,517

(1)	The amount reported in this column represents the aggregate grant date fair value of this stock option as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus.
(2)	Subject to continued service as a member of our board of directors and as a member of two board committees (and as chairman of at least one board committee), the option held by Mr. Warmenhoven will vest as to 25% of the shares on February 26, 2013 and the remainder in 1/36 increments on each monthly anniversary thereafter. This option provides for full vesting acceleration in the event of a change of control.

Equity incentive awards outstanding at July 31, 2012 for each non-employee director were as follows:

Name	Option Awards (#)
Asheem Chandna	—
Venky V. Ganesan	—
James J. Goetz	—
Shlomo Kramer	—
William A. Lanfri	—
Charles J. Robel	65,000
Daniel J. Warmenhoven	110,500

In September 2012, Mr. Donovan was granted a restricted stock units equity award in the amount of 15,000 shares of common stock in connection with his appointment to our board of directors. Subject to continued service as a member of our board of directors, the restricted stock units will vest as to one-third of the shares on September 18, 2013, and the remainder in equal increments over the following two years on each quarterly anniversary thereafter.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP (“E&Y”), independent registered public accountants, to audit our financial statements for the year ending July 31, 2013. During our year ended July 31, 2012, E&Y served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Palo Alto Networks and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for the year ending July 31, 2013. Our audit committee is submitting the selection of E&Y to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of E&Y will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of E&Y, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by E&Y for the fiscal years ended July 31, 2011 and 2012.

	2011	2012
Audit Fees (1)	$173,249	$2,004,259
Audit-Related Fees (2)	50,000	21,175
Tax Fees (3)	219,879	104,383

	$443,128	$2,129,817

(1)	Audit fees consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements. Fees for fiscal 2012 also include fees associated with our initial public offering of common stock completed in July 2012, which included review of our quarterly consolidated financial information included in our registration statement on Form S-1 filed with the SEC, as well as delivery of comfort letters, consents and review of documents filed with the SEC.
(2)	Audit-Related fees consist of professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

Auditor Independence

In 2012, there were no other professional services provided by E&Y that would have required the audit committee to consider their compatibility with maintaining the independence of E&Y.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

The audit committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and the audit committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investors portion of our web site at www.paloaltonetworks.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. E&Y is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of E&Y. These are the fundamental responsibilities of management and E&Y. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and E&Y;

•

discussed with E&Y the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICIPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with E&Y its independence.

Based on the audit committee’s review and discussions with management and E&Y, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended July 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Chuck J. Robel (Chair)

John M. Donovan

Venky Ganesan

William A. Lanfri

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this Proxy Statement beginning on page 23 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on Palo Alto Networks, the compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we’ve provided in the “Executive Compensation” section of this Proxy Statement, and in particular the information discussed in “Executive Compensation—Executive Compensation Philosophy, Objectives and Design” beginning on page 23 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting: We are asking the stockholder to approve the following resolution:

“RESOLVED, that Palo Alto Networks’ stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Palo Alto Networks’ proxy statement for the 2012 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF

ADVISORY VOTES ON EXECUTIVE OFFICER COMPENSATION

Stockholders have the opportunity to advise the board of directors, in a non-binding vote, whether we should conduct an advisory (non-binding) vote to approve named executive officer compensation (that is, votes similar to the non-binding vote in Proposal No. 3 above) every one, two or three years.

While our compensation strategies are related to both the short-term and longer-term business outcomes, we realize that compensation decisions are made annually. We also believe that an annual advisory vote on named executive officer compensation will give us more frequent feedback on our compensation disclosures and named executive officer compensation program. The board of directors has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on named executive officer compensation to occur each year.

The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding on the board of directors. However, the board of directors and the compensation committee will consider the outcome of the stockholder vote, along with other relevant factors, in recommending a voting frequency to our board of directors.

THE BOARD RECOMMENDS A VOTE FOR A FREQUENCY OF ONCE EVERY “ONE YEAR”

FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of October 31, 2012. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Mark D. McLaughlin	46	Chief Executive Officer, President, and Chairman
Steffan C. Tomlinson	40	Chief Financial Officer
Nir Zuk	41	Chief Technology Officer and Director
Rajiv Batra	51	Vice President, Engineering
René Bonvanie	51	Chief Marketing Officer
Mark F. Anderson	50	Senior Vice President, Worldwide Field Operations

Mark D. McLaughlin has served as our President and Chief Executive Officer and as a member of our board of directors since August 2011, and as the Chairman of our board of directors since April 2012. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law. Mr. McLaughlin was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and his extensive background in the technology industry.

Steffan C. Tomlinson has served as our Chief Financial Officer since February 2012. From September 2011 to January 2012, Mr. Tomlinson was Chief Financial Officer at Arista Networks, Inc., a provider of cloud networking solutions. From April 2011 to September 2011, Mr. Tomlinson was a Partner and Chief Administrative Officer at Silver Lake Kraftwerk, a private investment firm. From September 2005 to March 2011, Mr. Tomlinson was Chief Financial Officer of Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems. From 2000 until its acquisition by Juniper Networks, Inc., a supplier of network infrastructure products and services, in 2005, Mr. Tomlinson served in several roles, including Chief Financial Officer, at Peribit Networks, Inc., a provider of WAN optimization technology. Mr. Tomlinson holds an M.B.A. from Santa Clara University and a B.A. in Sociology from Trinity College.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics. Mr. Zuk was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with network security companies.

Rajiv Batra is one of our founders and has served as our Vice President, Engineering since March 2006. From July 2005 to March 2006, Mr. Batra was Vice President, Engineering at Juniper. From 2000 until its acquisition by Juniper in 2005, Mr. Batra was Vice President, Engineering at Peribit Networks. Mr. Batra holds a

B.Tech. in Electrical Engineering from the Indian Institute of Technology, Kanpur, and an M.S. in Computer Science from the University of Wisconsin-Madison.

René Bonvanie has served as our Chief Marketing Officer since November 2011 and was our Vice President, Worldwide Marketing from September 2009 to November 2011. From June 2007 to August 2009, Mr. Bonvanie was Senior Vice President of Marketing, SaaS and Information Technology at Serena Software, Inc., a developer of information technology software. From January 2007 to June 2007, Mr. Bonvanie was Senior Vice President and General Manager at salesforce.com, inc., a global enterprise software company. From March 2006 to January 2007, Mr. Bonvanie was Senior Vice President of Global Marketing at SAP AG. Mr. Bonvanie holds a B.A. in Economics from Vrije Universiteit Amsterdam.

Mark F. Anderson has served as our Senior Vice President, Worldwide Field Operations since June 2012. From October 2004 to May 2012, Mr. Anderson served in several roles, including as Executive Vice President of Worldwide Sales, for F5 Networks, an IT infrastructure company. From March 2003 to September 2004, Mr. Anderson served as Executive Vice President of North American Sales at Lucent Technologies, a telecommunications equipment and services company. Mr. Anderson holds a B.A. in Business and Economics from York University in Toronto, Canada.

EXECUTIVE COMPENSATION

Overview

The compensation provided to our “Named Executive Officers” for fiscal 2012 is set forth in detail in the Fiscal 2012 Summary Compensation Table and the other tables that follow this section. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide. In addition, we explain how and why our board of directors and compensation committee arrived at the specific compensation policies and decisions involving our executive officers, including the following executive officers who served as our Named Executive Officers for fiscal 2012:

•	Mark D. McLaughlin, our President and Chief Executive Officer;

•	Nir Zuk, a former member of our Office of the Chief Executive Officer and our current Chief Technology Officer;

•	Rajiv Batra, a former member of our Office of the Chief Executive Officer and our current Vice President, Engineering;

•	Steffan C. Tomlinson, our Chief Financial Officer;

•	Mark F. Anderson, our Senior Vice President, Worldwide Field Operations; and

•	Michael E. Lehman, a former member of our Office of the Chief Executive Officer and our former Chief Financial Officer.

At the beginning of fiscal 2012, Messrs. Zuk, Batra, and Lehman held the role and responsibilities of the Chief Executive Officer on an interim basis. In August 2011, Mark D. McLaughlin was appointed our President and Chief Executive Officer. In February 2012, Mr. Lehman resigned as our Chief Financial Officer and Steffan C. Tomlinson was appointed our Chief Financial Officer. In June 2012, Mr. Anderson was hired as our Senior Vice President, Worldwide Field Operations.

Executive Compensation Philosophy, Objectives, and Design

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our end-customers’ needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We compete with other competitors in our industry and other technology companies in the San Francisco Bay Area to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers a competitive total compensation program that recognizes and rewards individual performance and contributions to our success, allowing us to attract, retain, and motivate talented executives with the skills and abilities needed to drive our desired business results.

The specific objectives of our executive compensation program are to:

•	reward the successful achievement of our financial growth objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executives who are important to our success; and

•	recognize strong performers by offering performance-based cash bonuses and equity awards that reward individual achievement as well as contributions to our overall success.

Compensation Program Design

Our fiscal 2012 executive compensation program reflected our stage of development as a privately-held company transitioning to becoming a publicly-traded company just before the end of fiscal 2012. Accordingly, the compensation of our executive officers, including our Named Executive Officers, consisted primarily of base salary, a cash bonus opportunity, equity compensation in the form of stock options and/or restricted stock awards, and certain employee health and welfare benefits. In addition, in order to attract and incentivize Messrs. McLaughlin, Tomlinson and Anderson to join us, we included signing bonuses and/or relocation benefits in their respective employment offer letters.

The key component of our executive compensation program has been equity awards for shares of our common stock. Historically, as a privately-held company, we have emphasized the use of equity awards to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. We have used stock options as our primary equity award vehicle for all of our employees. We believe that stock options offer our employees, including our Named Executive Officers, a valuable, long-term incentive that aligns their interests with the long-term interests of our stockholders. As we transitioned to a publicly-traded company, we began to introduce full value awards, or awards without a purchase price, in order to provide appropriate levels of compensation without excessive dilution, to ensure that the recipient receives value for the shares regardless of fluctuations in our stock price and to align the recipient’s interests with those of our stockholders. In fiscal 2012, we granted restricted stock awards to provide incentives to certain Named Executive Officers to drive us toward an initial public offering of our common stock and to reflect the fact that these individuals were substantially vested in their existing, long-term equity awards. Currently, as a publicly-traded company with a liquid market for our common stock, we have begun to introduce restricted stock units into our compensation program and we may introduce other forms of equity awards, as we deem appropriate, into our executive compensation program to offer our executive officers additional types of long-term equity incentives that further the objective of aligning the recipient’s interests with those of our stockholders.

We also offer cash compensation in the form of base salaries, annual cash bonus opportunities (with quarterly and semi-annual components), and with respect to each of Messrs. McLaughlin, Tomlinson and Anderson, a one-time cash signing bonus. Typically, we have structured our annual cash bonus opportunities to focus on the achievement of specific short-term financial and strategic objectives that will further our longer-term growth objectives.

Historically, we used standard industry surveys, including the Radford High-Technology Executive Compensation Survey, to assist our board of directors and compensation committee in establishing cash compensation levels for our executive officers with an emphasis on technology companies of similar size, stage of development, and growth potential as our company. Using this information as a guideline, our board of directors and compensation committee have emphasized remaining competitive in our market and differentiating total cash compensation levels through the use of an annual cash bonus plan.

In fiscal 2012, we retained Compensia, Inc., or Compensia, a national compensation consulting firm that provides executive compensation advisory services. In fiscal 2012, Compensia provided us with competitive data on our equity award strategy, our short-term incentive strategy and compensation data in connection with the recruitment and hiring of our Chief Financial Officer and Vice President of Human Resources. In addition, we considered the data that Compensia provided to us in fiscal 2011 for determining executive compensation practices for fiscal 2012. We did not develop a group of peer companies for purposes of evaluating the competitive market in fiscal 2012, and Compensia’s competitive market assessment was conducted using survey data derived from the broader technology market based on companies of similar size and stage of development.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, although we use competitive market data to develop a general framework for establishing the appropriate pay mix. Within this framework, our board of directors and, more recently, our compensation committee reviews each component of executive compensation separately and also takes into consideration the value of each executive officer’s compensation package as a whole and its relative value in comparison to our other executive officers.

As a publicly-traded company, our compensation committee will evaluate our compensation philosophy and executive compensation program as circumstances require, and at a minimum, our compensation committee will review executive compensation annually. As part of this review process, we expect that our compensation committee will apply our values and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our compensation remains competitive and we meet our retention objectives and the cost to us if we were required to find a replacement for a key employee.

Compensation-Setting Process

Role of the Compensation Committee

Historically, compensation decisions for our executive officers primarily were determined by our board of directors. In fiscal 2012, we completed our transition of these responsibilities to our compensation committee. Currently, our compensation committee is responsible for evaluating, approving, and reviewing the compensation arrangements, plans, policies, and programs for our executive officers, including our Named Executive Officers, and overseeing and administering our cash-based and equity-based compensation plans.

Near the beginning of each fiscal year, our board of directors and/or our compensation committee, as applicable, after consulting with management, establish our corporate performance objectives and make decisions with respect to any base salary adjustment, approve the corporate performance objectives and target annual cash bonus opportunities, and formulate recommendations with respect to equity awards for our executive officers for the upcoming fiscal year. During fiscal 2012, any recommendations by our compensation committee for equity awards to our executive officers were submitted to our board of directors for their consideration and approval. Going forward, our compensation committee will have the authority to approve equity award grants to our executive officers, including our Named Executive Officers. Historically, after the end of the fiscal year, our board of directors and compensation committee assess the performance of our executive officers against the pre-determined corporate performance objectives to determine the payouts, if any, for the annual cash bonus opportunities for the previous fiscal year. Historically, we have also provided special cash bonuses from time to time in limited circumstances for exemplary individual performance during the previous fiscal year.

Our board of directors and compensation committee review at least annually our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.

Role of Management

In carrying out its responsibilities, our board of directors and compensation committee work with members of our management, including our Chief Executive Officer, our Chief Financial Officer, and our Vice President of Human Resources. Typically, our management assists our board of directors and compensation committee in the execution of their responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Historically, the initial compensation arrangements with our executive officers have been negotiated with each individual executive at the time that he or she joined us. Our then serving chief executive officer generally has been responsible for negotiating these arrangements, with the oversight and final approval of our board of directors and compensation committee.

Except with respect to his own compensation, our Chief Executive Officer will typically make recommendations to our board of directors and compensation committee regarding compensation matters, including the compensation of our executive officers. He also participates in meetings of our board of directors and compensation committee, except with respect to discussions involving his own compensation.

While our board of directors and compensation committee solicit the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in their compensation decisions.

Role of Compensation Consultant

In fiscal 2011, we initially engaged Compensia to assist us in refining our executive compensation strategy and guiding principles, developing a competitive equity compensation strategy and guidelines, establishing equity and employee stock purchase plan funding strategies once we became a publicly traded company, and assessing current executive total compensation levels against public company competitive market practices.

Compensia was engaged by our former Vice President of Human Resources who acted as a liaison between Compensia and our compensation committee, and our compensation committee considered Compensia’s guidance when making its decisions regarding executive compensation during fiscal 2012.

Compensia’s competitive data for executive compensation was derived from two sources: (1) pre-public offering companies from the technology industry located in the San Francisco Bay Area with revenues in excess of $50 million, using data derived from the Advanced HR—Option Impact Pre-IPO Compensation Database; and (2) post-public offering companies throughout the nation, but predominantly located in the San Francisco Bay Area, with two separate revenue cuts of (x) $50 million to $200 million; and (y) $200 million to $500 million, using data derived from the Radford High-Technology Executive Compensation Survey.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties. In November 2011, our compensation committee directly engaged Compensia for advisory services relating to equity compensation for our executive officers as well as compensation for our board of directors. During fiscal 2012, Compensia provided analysis on the equity holdings of our executive officers and also provided market data to assist us in making employment offers to our Chief Financial Officer and our Vice President of Human Resources. Compensia also reviewed our compensation philosophy and made recommendations in anticipation of our initial public offering and the transition to becoming a publicly-traded company.

We expect that our compensation committee, as part of its annual review of our executive compensation, will continue to retain an executive compensation advisor to perform, among other things, an analysis of our executive compensation program to assist it in aligning our compensation strategy with competitive market practices.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, our board of directors and compensation committee have historically referred to standard industry surveys, including the Radford High-Technology Executive Compensation Survey. In addition during fiscal 2012, Compensia also provided market data for similarly situated technology companies with similar annual revenues. While our board of directors and compensation committee reviewed this compensation data to inform their decision-making process, they did not set compensation components to meet specific benchmarks. Instead, our board of directors and compensation committee used this data as a point of reference so that they could set total compensation levels that they believed were reasonably competitive. While compensation levels differed among our executive officers based on competitive factors and the role, responsibilities, and performance of each executive officer, there have been no material differences in the compensation policies and practices among our executive officers.

While we have not used competitive data to benchmark our executive compensation program, our compensation philosophy has been influenced by the use of competitive data. We expect that, as a publicly traded company, our compensation committee will retain an executive compensation advisor to develop a peer group of companies for evaluating our compensation levels in light of the compensation paid by these market competitors. We anticipate that our compensation committee will use this market data to inform its decision-making process.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts and awards are determined.

Base Salary. Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. Historically, to obtain the skills and experience that we believe are necessary to lead our growth, most of our executive officers have been hired from larger organizations. Their initial base salaries were generally established through arm’s-length negotiations at the time each executive officer was hired, taking into account his qualifications, experience, prior salary level, and the base salaries of our other executive officers.

Our board of directors and compensation committee, as applicable, have reviewed the base salaries of each executive officer from time to time and made adjustments as they determined to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions.

In connection with its review of our executive compensation program, in September 2011 our compensation committee approved adjustments to the base salary of certain executive officers to be effective October 1, 2011. With respect to our Named Executive Officers, our compensation committee recommended, and our board of directors approved, an adjustment to the annual base salary of Mr. Batra from $220,000 to $225,000. This adjustment was intended to reward Mr. Batra for his performance and to maintain his base salary at a level commensurate with similarly situated executives at similar companies. Other than this adjustment, for fiscal 2012 our compensation committee maintained the base salaries of the other continuing Named Executive Officers at their fiscal 2011 levels because these amounts were considered appropriate in light of their individual performance and an assessment of the competitive market.

The initial base salaries of Messrs. McLaughlin, Tomlinson, and Anderson were determined as a result of arm’s-length negotiations at the time of their hire during fiscal 2012.

The base salaries paid to our Named Executive Officers during fiscal 2012 are set forth in the “Fiscal 2012 Summary Compensation Table” below.

Annual Cash Bonuses. We use cash bonuses to motivate our executive officers to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Historically, at the beginning of each fiscal year, our board of directors or compensation committee has adopted a bonus plan for that fiscal year which identifies the plan participants and establishes the target cash bonus opportunity for each participant, the performance measures to be tracked during the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. Typically, annual cash bonuses have been determined after the end of the fiscal year by our board of directors or compensation committee based on its assessment of our performance against one or more financial and operational performance objectives for the fiscal year as set forth in our annual operating plan.

In addition to the cash bonus opportunities described in the preceding paragraph, historically we have also paid discretionary cash bonuses from time to time to our executive officers. While the decision to pay discretionary bonuses is made in the sole discretion of our board of directors and compensation committee, in making their recommendations for discretionary bonus payouts, our board of directors and compensation committee consider input from our Chief Executive Officer on the actual performance of the other executive officers, as well as their own evaluation of the expected and actual performance of each executive officer and his individual contributions. We did not pay any discretionary cash bonuses during fiscal 2012, except for the cash signing bonuses paid to the Named Executive Officers who joined us during the fiscal year, as described below.

Fiscal 2012 Bonus Plan. In September 2011, our board of directors adopted and approved an Employee Bonus Plan for fiscal 2012, which was based on our annual operating plan. The Employee Bonus Plan provides for incentive payments to all employees not paid commissions, including our Named Executive Officers. Payments for fiscal 2012 are pursuant to a component of the plan that covers fiscal 2012, or the Fiscal 2012 Bonus Plan. The Fiscal 2012 Bonus Plan provided potential cash bonus payouts based on our actual achievement of pre-established corporate financial objectives.

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Target Annual Cash Bonus Opportunities. With respect to our Named Executive Officers, each such executive officer’s target annual cash bonus opportunity was originally individually negotiated at the time that he joined the company creating wide disparities in target annual cash bonus opportunity. In an effort to address this disparity and reset target annual cash bonus opportunities based on each Named Executive Officer’s current role and scope of responsibilities and current market conditions, in September 2011, our board of directors approved the target annual cash bonus opportunities for fiscal 2012 set forth in the table below for each of our Named Executive Officers. In setting these target cash bonus opportunities, our board of directors exercised its judgment and discretion and considered several factors, including each executive officer’s potential to contribute to our long-term strategic goals, his role and scope of responsibilities within the company, his individual experience and skills, and competitive market practices for annual bonuses. Mr. McLaughlin originally had a target annual cash bonus opportunity of $300,000, or 100% of his annual base salary. In connection with the adjustments approved in September 2011, Mr. McLaughlin agreed to reduce his target annual cash bonus opportunity to $150,000, or 50% of his annual base salary in order to achieve greater internal pay equity with his executive team while maintaining a generally higher annual target bonus percentage because of his unique ability to lead us towards our short-term and long-term goals. Messrs. Tomlinson and Anderson had their respective annual target cash bonus opportunities determined as a result of arm’s-length negotiations prior to their respective dates of hire during fiscal 2012. Mr. Anderson’s target annual cash bonus opportunity is relatively high compared to our other Named Executive Officers because we believed it was important for Mr. Anderson’s cash compensation to be competitive with those of similarly situated sales executives of comparable companies. The target annual cash bonus opportunities established under the Fiscal 2012 Bonus Plan for our Named Executive Officers were as follows:

Named Executive Officer	Fiscal 2012 Annual Base Salary ($)	Target Cash Bonus Opportunity (as a % of base salary)	Target Annual Cash Bonus Opportunity ($)
Mr. McLaughlin	300,000	50%	150,000	(1)
Mr. Zuk	220,000	30%	66,000
Mr. Batra	225,000	30%	67,500
Mr. Tomlinson	250,000	30%	75,000	(2)
Mr. Anderson	600,000	67%	400,000	(3)
Mr. Lehman	250,000	30%	75,000	(4)

(1)	Mr. McLaughlin’s target cash bonus opportunity for fiscal 2012 pro-rated based on time served in fiscal 2012 was $140,417.

(2)	Mr. Tomlinson’s target cash bonus opportunity for fiscal 2012 pro-rated based on time served in fiscal 2012 was $37,500.
(3)	Mr. Anderson’s target cash bonus opportunity for fiscal 2012 pro-rated based on time served in fiscal 2012 was $61,988.
(4)	Mr. Lehman’s target cash bonus opportunity for fiscal 2012 pro-rated based on time served in fiscal 2012 was $37,500.

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Corporate Performance Measures. For purposes of funding the Fiscal 2012 Bonus Plan, our board of directors selected bookings and adjusted operating income as the two corporate performance measures that best supported our annual operating plan and enhanced long-term value creation. We define bookings as non-cancellable orders received during the fiscal period. We define adjusted operating income as operating income exclusive of expense related to share-based compensation and expense related to the bonuses under this plan. Our executive officers were eligible for bonus payouts only to the extent, and in the amount, that we met or exceeded our bookings and adjusted operating income targets for fiscal 2012 as set forth in our annual operating plan. For fiscal 2012, the target levels for our bookings and adjusted operating income performance measures were set to be aggressive, yet achievable, with diligent effort during the year.

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Fiscal 2012 Bonus Plan Decisions. Under the Fiscal 2012 Bonus Plan, we paid a quarterly cash bonus if bookings and adjusted operating income met or exceeded our operating plan. Even if we met or exceeded the applicable performance target, our compensation committee reserved the right to decrease the applicable quarterly target payment in its discretion.

In addition to the quarterly payments under the Fiscal 2012 Bonus Plan, to the extent that we exceeded our semi-annual bookings and adjusted operating income performance targets for fiscal 2012, our Named Executive Officers would be eligible to receive additional semi-annual cash bonus payouts based on a multiple of the payout at target level. Any aggregate overachievement payment to an individual from either semi-annual period was capped at two times the applicable annual target cash bonus opportunity. Therefore, the maximum bonus payable to any participant under the Fiscal 2012 Bonus Plan was three times the applicable annual target bonus opportunity (i.e., one times the target paid quarterly, and a potential two times payment as a result of the overachievement component). The cap on total payments was set to manage potential incentive compensation costs and maintain appropriate incentives for our Named Executive Officers.

Originally, the Fiscal 2012 Bonus Plan had provided for an annual overachievement component rather than a semi-annual overachievement component. In February 2012, our board of directors approved an amendment to the Fiscal 2012 Bonus Plan to provide for semi-annual overachievement components.

During fiscal 2012, we achieved the quarterly targets of our corporate performance measures, and therefore, each Named Executive Officer was eligible to receive a quarterly cash bonus payout equal to 25% of his respective target cash bonus opportunity, subject to our compensation committee’s discretion to reduce the quarterly payment.

The total payouts to our Named Executive Officers under the Fiscal 2012 Bonus Plan were as follows:

Named Executive Officer	Target Cash Bonus Opportunity ($)	Actual Cash Bonus ($)
Mr. McLaughlin	140,417	208,565
Mr. Zuk	66,000	109,292
Mr. Batra	67,500	103,338
Mr. Tomlinson	37,500	42,855
Mr. Anderson	61,988	70,986
Mr. Lehman	37,500	81,311

Signing Bonuses. In connection with their initial employment, we paid signing bonuses to Messrs. McLaughlin, Tomlinson, and Anderson in the amounts of $400,000, $100,000, and $1,000,000, respectively. These amounts were the result of arm’s-length negotiations and were deemed reasonable and necessary by our board of directors and compensation committee to attract these individuals to join us.

The signing bonuses paid to our Named Executive Officers for fiscal 2012 are set forth in the “Fiscal 2012 Summary Compensation Table” below.

Equity Compensation. We use equity awards to incentivize and reward our executives officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. These equity awards have generally been granted in the form of stock options. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers because the stock options reward them only to the extent that our stock price increases and stockholders realize value following their grant date.

As we transitioned to a publicly-traded company, we began to introduce full value awards of shares of our common stock, or awards without a purchase price, in order to ensure that the recipient receives value for the shares regardless of fluctuations in our stock price and to align the recipient’s interests with those of our stockholders. As a publicly-traded company, we have begun to transition towards full value awards, including restricted stock unit awards as our primary equity award vehicle.

Historically, the size and form of the initial equity awards for our executive officers have been established through arm’s-length negotiations at the time the individual executive was hired. In making these awards, we considered, among other things, the prospective role and responsibility of the individual executive, competitive factors, the amount of equity-based compensation held by the executive officer at his former employer, the cash compensation received by the executive officer, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In addition, we have granted equity awards to our executive officers when our board of directors and, more recently, our compensation committee has determined that such awards were necessary or appropriate to recognize corporate and individual performance, in recognition of a promotion, or to achieve our retention objectives. To date, we have not applied a rigid formula in determining the size of these equity awards. Instead, our board of directors or compensation committee has determined the size of such equity awards for an individual executive officer after taking into consideration a compensation analysis performed by our human resources department, the equity award recommendations of our Chief Executive Officer, the scope of an executive officer’s performance, contributions, responsibilities, and experience, and the amount of equity compensation held by the executive officer, including the current economic value of his outstanding unvested equity awards and the ability of this equity to satisfy our retention objectives, market conditions, and internal equity considerations. In making its award decisions, our board of directors or compensation committee has exercised its judgment and discretion to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In fiscal 2012, our board of directors granted stock options to Messrs. McLaughlin, Tomlinson and Anderson covering 2,155,984 shares, 497,000 shares and 575,000 shares respectively, in connection with their initial employment with us. The exercise price of each stock option described in the preceding sentence was the per share fair market value of our common stock on the applicable grant date.

In January 2012, our board of directors approved restricted stock awards for each of Messrs. Zuk and Batra covering 75,000 shares of our common stock. These restricted stock awards were intended to incentivize Messrs. Zuk and Batra to drive us toward an initial public offering of our common stock and to reflect the fact that these individuals were substantially vested in their existing, long-term equity awards. Each restricted stock award was granted for a zero purchase price and vests based on a continued service condition, generally over a period of four years, and a liquidity condition, which is defined as a change of control transaction or six months following the completion of our initial public offering. To the extent either of Messrs. Zuk or Batra terminates his employment with us prior to the vesting date, the then-unvested shares terminate without consideration.

The equity awards granted to our Named Executive Officers during fiscal 2012 are set forth in the “Fiscal 2012 Summary Compensation Table” and the “Fiscal 2012 Grants of Plan-Based Awards Table” below.

Welfare and Other Employee Benefits. We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including our executive officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits. In order to incentivize and recruit Mr. McLaughlin to join us as our Chief Executive Officer, we provided Mr. McLaughlin an allowance of $100,000 to cover reasonable relocation expenses associated with his move from Virginia to the San Francisco Bay Area.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Employment Agreements

While we have not historically entered into employment agreements with any of our executive officers, the initial terms and conditions of employment of each of the Named Executive Officers (other than Mr. Zuk) were set forth in a written employment offer letter. Each of these arrangements was approved by our board of directors or, in certain instances, our compensation committee. We believe that these employment offer letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our board of directors and compensation committee were aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and compensation committee were sensitive to the need to integrate the new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these employment offer letters provided for “at will” employment and set forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and an equity award in the form of a stock option to purchase shares of our common stock.

In December 2011, we entered into new confirmatory employment agreements and/or amendments with Messrs. McLaughlin, Zuk, and Batra in order to achieve consistency in the employment terms among our executive officers. For a summary of the material terms and conditions of these employment arrangements, see “—Executive Employment Agreements” below.

Post-Employment Compensation

The new employment agreements with our executive officers provide the executive officers with protections in the event of their involuntary termination of employment following a change in control of us. We believe that these protections assisted us in attracting these individuals to join us. We also believe that these protections serve our executive retention objectives by helping our executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of us. The terms of these agreements were determined after our board of directors and compensation committee reviewed our retention goals for each executive officer and an analysis of relevant market data.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see “—Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Currently, we have not implemented policies regarding minimum stock ownership requirements or compensation recovery for our executive officers.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

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our use of multiple performance objectives in our incentive compensation plans and our use of a single incentive compensation plan for our management team together minimize the risk that might be posed by the short-term variable component of our compensation program;

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our incentive compensation plan reflects a pay for performance philosophy that rewards executive officers for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;

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for our fiscal 2012 incentive compensation plan, we instituted a per person cap of three times the target bonus opportunity to manage costs and to limit any potential risks related to short-term incentives.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code, or the Code, generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

Prior to our becoming a public company, our board of directors had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. As a publicly-traded company, we expect that, where reasonably practicable, our compensation committee will seek to qualify the variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to the company of providing such compensation, including the potential impact of Section 162(m). In the future, our compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our executive officer with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 during fiscal 2012, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The compensation committee has reviewed and discussed the section captioned “Executive Compensation,” included in this proxy statement, with management and, based on such review and discussion, the compensation committee has recommended to our board of directors that this “Executive Compensation” section be included in proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Asheem Chandna (Chair)

James J. Goetz

Daniel J. Warmenhoven

Fiscal 2012 Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, and paid to each individual who served as our Chief Executive Officer at any time during the last completed fiscal year, and the two other most highly compensated executive officers who were serving as executive officers at July 31, 2012, the end of the last completed fiscal year. These individuals are our Named Executive Officers for fiscal 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(2)		Total ($)
Mark D. McLaughlin	2012	279,615	400,000	(3)	—	9,428,980	208,565	100,000	(4)	10,417,160
President and Chief Executive Officer
Nir Zuk	2012	220,000	—		1,162,500	—	109,292	14,594	(5)	1,506,386
Former Office of the Chief Executive Officer and Current Chief Technology Officer	2011	220,000	200,000		—	—	161,078	—		581,078
Rajiv Batra	2012	220,769	—		1,162,500	—	103,338	—		1,486,607
Former Office of the Chief Executive Officer and Current Vice President, Engineering	2011	217,462	200,000		—	—	177,185	—		594,647
Steffan C. Tomlinson	2012	124,199	100,000	(3)	—	3,636,499	42,855	14,594	(5)	3,918,147
Chief Financial Officer
Mark F. Anderson	2012	95,769	1,000,000	(3)	—	11,584,640	70,986	18,882	(6)	12,770,277
Senior Vice President, Worldwide Field Operations
Michael E. Lehman (7)	2012	173,897	—		—	—	81,311	250,000	(8)	505,208
Former Office of the Chief Executive Officer and Former Chief Financial Officer	2011	250,000	200,000		—	—	302,020	—		752,020

(1)	The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the restricted stock awards and stock options to purchase shares of our common stock granted to our Named Executive Officers during fiscal 2012 as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock awards and stock options reported in these columns are set forth in the notes to our audited consolidated financial statements included in Form 10-K. Note that the amounts reported in these columns do not correspond to the actual economic value that may be received by the Named Executive Officers from their restricted stock awards or stock options.
(2)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amounts earned and payable under the Fiscal 2012 Bonus Plan which were paid in September 2012.
(3)	This amount represents a one-time cash bonus paid in connection with each respective Named Executive Officer’s initial employment with us.
(4)	This amount represents a cash payment made to Mr. McLaughlin as reimbursement for certain relocation expenses.
(5)	This amount represents a gift we gave to certain of our executive officers in connection with our initial public offering.
(6)	This amount represents reimbursements for certain travel and related expenses.
(7)	Mr. Lehman resigned as our Chief Financial Officer in February 2012.
(8)	This amount represents a cash payment paid upon Mr. Lehman’s resignation as our Chief Financial Officer, pursuant to a separation agreement and release, dated February 8, 2012.

Fiscal 2012 Grants of Plan-Based Awards

The following table presents, for each of our Named Executive Officers, information concerning each grant of a cash or equity plan-based award made during fiscal 2012. This information supplements the information about these awards set forth in the Summary Compensation Table.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Threshold) ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) ($)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Maximum) ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/ share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Mr. McLaughlin	— 9/30/2011	— —	140,417 —	421,251 —	— —	— 2,155,984	— 10.77	— 9,428,980
Mr. Zuk	— 1/10/2012	— —	66,000 —	198,000 —	— 75,000	— —	— —	— 1,162,500
Mr. Batra	— 1/10/2012	— —	67,500	202,500 —	— 75,000	— —	— —	— 1,162,500
Mr. Tomlinson	— 3/6/2012	— —	37,500 —	112,500 —	— —	— 497,000	— 15.50	— 3,636,499
Mr. Anderson	— 6/5/2012	— —	61,988 —	185,964 —	— —	— 575,000	— 20.19	— 11,584,640
Mr. Lehman	—	—	37,500	112,500	—	—	—	—

(1)	Amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns relate to target incentive compensation opportunities under the Fiscal 2012 Bonus Plan and assumes achievement at target levels for both of the corporate performance measures. Total payments under the Fiscal 2012 Bonus Plan are capped at three times the applicable annual target cash bonus opportunity. The actual amounts paid to our Named Executive Officers are set forth in the Summary Compensation Table above and the calculation of the actual amounts paid is discussed more fully in “Executive Compensation—Executive Compensation Program Components” above.
(2)	The restricted stock awards and stock option grants to purchase shares of our common stock were made under the Palo Alto Networks, Inc. 2005 Equity Incentive Plan, or the 2005 Plan. The exercise price of the options is equal to the fair market value of our common stock on the date of grant. All stock options granted under the 2005 Plan to our Named Executive Officers are subject to service-based vesting requirements.
(3)	The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of the restricted stock awards and stock options to purchase shares of our common stock granted in fiscal 2012, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock awards and stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in this annual report on Form 10-K. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock awards and stock options.

Fiscal 2012 Outstanding Equity Awards at Fiscal Year-End

The following table presents, for each of our Named Executive Officers, information regarding outstanding stock options and other equity awards held as of July 31, 2012.

Named Executive Officer	Grant Date		Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)		Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. McLaughlin	9/30/2011	(2)	—	2,155,984	10.77	9/29/2021	—		—
Mr. Zuk	1/10/2012 3/25/2009	(3) (4)	— —	— —	— 0.63	— 3/24/2019	75,000 84,375	(8)	4,285,500 4,821,188
Mr. Batra	1/10/2012 3/25/2009	(3) (4)	— —	— —	— 0.63	— 3/24/2019	75,000 84,375	(8)	4,285,500 4,821,188
Mr. Tomlinson	3/6/2012	(5)	—	497,000	15.50	3/5/2022	—		—
Mr. Anderson	6/5/2012	(6)	—	575,000	20.19	6/4/2022	—		—
Mr. Lehman	4/20/2010	(7)	362,496	—	1.24	4/19/2020	—		—

(1)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on the New York Stock Exchange on July 31, 2012, which was $57.14 per share.
(2)	This stock option vests as to 25% of the shares of common stock subject to the option on August 26, 2012, with an additional 1/36 of the remaining shares of common stock subject to the option vesting monthly over the following 36 months with full vesting occurring on August 26, 2015.
(3)	This restricted stock award vests as to 25% of the shares of common stock covered by the award on January 10, 2013, with an additional 1/36 of the remaining shares of common stock subject to the award vesting monthly over the following 36 months with full vesting occurring on January 10, 2016 and a liquidity condition, which is defined as a change of control transaction or six months following the completion of our initial public offering.
(4)	These options vested as to 25% of the total granted on April 1, 2010, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on April 1, 2013.
(5)	This stock option vests as to 25% of the shares of common stock subject to the option on February 2, 2013, with an additional 1/36 of the remaining shares of the common stock subject to the option vesting monthly over the following 36 months with full vesting occurring on February 2, 2016.
(6)	This stock option vests as to 25% of the shares of common stock subject to the option on June 5, 2013, with an additional 1/36 of the remaining shares of the common stock subject to the option vesting monthly over the following 36 months with full vesting occurring on June 5, 2016.
(7)	As noted above, Mr. Lehman resigned as our Chief Financial Officer in February 2012. Each of his outstanding unvested equity awards terminated on that date, after giving effect to applicable vesting acceleration provisions (see “Executive Employment Agreements—Separation Agreement—Mr. Lehman” below).
(8)	These outstanding restricted shares of our common stock were purchased upon the exercise of stock options that were immediately exercisable in full as of the date of grant, with the underlying option shares subject to a right of repurchase by us at the option exercise price. This right of repurchase lapses over a four-year period at the rate of 25% of the shares of common stock underlying the option on the first anniversary of the vesting commencement date and thereafter 1/48th of the shares of common stock underlying the option each month.

Fiscal 2012 Option Exercises and Stock Vested

None of our Named Executive Officers acquired shares of our common stock upon the exercise of stock options or the vesting of restricted stock awards during fiscal 2012.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during fiscal 2012.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during fiscal 2012.

Executive Employment Agreements

We have entered into employment offer letters with each of our Named Executive Officers (other than Mr. Zuk) in connection with his commencement of employment with us. With the exception of Mr. McLaughlin’s arrangement, each of these offer letters was negotiated on our behalf by our then-serving chief executive officer, with the oversight and approval of our board of directors and compensation committee.

Additionally, in December 2011, we entered into confirmatory new employment agreements with our then-serving executive officers and amended the employment offer letter of Mr. McLaughlin in order to achieve consistency in the employment terms and conditions of our executive officers.

Each of our Named Executive Officers is eligible to receive certain severance payments and benefits in connection with his termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements.

For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and benefits payable to our Named Executive Officers under these arrangements, see the description below and “—Potential Payments Upon Termination or Change in Control” below. The estimated potential severance payments and benefits payable to each Named Executive Officer in the event of termination of employment as of July 31, 2012, pursuant to the arrangements under the confirmatory employment agreements, are described below.

The actual amounts that would be paid or distributed to our Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and benefits to our Named Executive Officers in connection with a termination of employment under particular circumstances, we or an acquirer may mutually agree with the Named Executive Officers on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each Named Executive Officer would also be able to exercise any previously-vested stock options that he held. For more information about the Named Executive Officers outstanding equity awards as of July 31, 2012, see “—Fiscal 2012 Outstanding Equity Awards at Fiscal Year-End.”

Along with the severance payments and benefits described in a Named Executive Officer’s individual severance and change in control arrangement, these executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Termination of Employment Unrelated to a Change in Control

Mr. Batra. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), provided that he executes an appropriate release and waiver of claims, Mr. Batra would be eligible to receive:

•	a lump sum cash payment equal to six months of his base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of six months; and

•	accelerated vesting of six months vesting of his then outstanding time-based equity awards.

Messrs. McLaughlin, Tomlinson and Anderson. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. McLaughlin, Tomlinson, and Anderson would be eligible to receive:

•	continued payment of base salary as in effect as of the date of termination for a period of six months (or for Mr. McLaughlin, for a period of 12 months);

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of six months (or for Mr. McLaughlin, for a period of 12 months); and

•

for Mr. McLaughlin only, accelerated vesting of the number of shares of our common stock underlying the stock option granted to him on September 30, 2011 that are then unvested equal to the number of shares that would have vested if he had remained employed for six months after the date of termination.

Termination of Employment—Other Named Executive Officers. None of the remaining Named Executive Officers are eligible to receive any specific payments or benefits in the event of an involuntary termination of employment unrelated to a change in control.

Termination of Employment in Connection with a Change in Control

Messrs. Zuk and Batra. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. Zuk and Batra would each be eligible to receive:

•	a lump sum cash payment equal to 12 months of his base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target bonus for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	accelerated vesting of the greater of (i) 12 months vesting of his then outstanding time-based equity awards, or (ii) 50% of his then outstanding, time-based equity awards.

Messrs. McLaughlin, Tomlinson and Anderson. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. McLaughlin, Tomlinson, and Anderson would each be eligible to receive:

•	a lump sum payment of his annual base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target bonus for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	24 months of accelerated vesting of his then-outstanding, time-based equity awards.

Applicable Definitions. Generally, for purposes of the foregoing provisions, a “change in control” means:

•	the sale or other disposition of all or substantially all of our assets;

•

any sale or exchange of our capital stock by stockholders in a transaction or series of related transactions where more than 50% of the outstanding voting power of the company is acquired by a person or entity or group of related persons or entities;

•

any reorganization, consolidation, or merger of the company where our outstanding voting securities immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent organization) immediately after the transaction; or

•	the consummation of the acquisition of 51% or more of our outstanding stock pursuant to a tender offer validly made under any state or federal law (other than a tender offer by us).

Generally, for purposes of the foregoing provisions, “cause” is limited to:

•	conviction of any felony or any crime involving moral turpitude or dishonesty;

•	participation in intentional fraud or an act of willful dishonesty against us;

•	willful breach of our policies that materially harms us;

•	intentional damage of a substantial amount of our property;

•	willful and material breach of the Named Executive Officer’s employment offer letter, employment agreement or his employee invention assignment and confidentiality agreement; or

•

a willful failure or refusal in a material respect to follow the lawful, reasonable policies or directions of us as specified by our board of directors or Chief Executive Officer after being provided with notice of such failure, which failure is not remedied within 30 days after receipt of written notice from us.

Generally, for purposes of the foregoing provisions, “good reason” means a resignation within 12 months following the occurrence, without the Named Executive Officer’s written consent, of one or more of the following:

•

there is a material reduction in the Named Executive Officer’s authority, status, obligations, or responsibilities, provided that, for Messrs. Zuk and Batra, following a “change in control,” a change in title alone will not constitute a material reduction;

•

there is a reduction in the Named Executive Officer’s total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of our employees pursuant to a directive of our board of directors;

•	any failure by us to pay the Named Executive Officer’s base salary;

•	the relocation of the principal place of our business to a location that is more than a specified number of miles further away from the Named Executive Officer’s home than our current location.

A resignation for “good reason” will not be deemed to have occurred unless the Named Executive Officer gives us written notice of one of the above conditions within 90 days of its occurrence, and we fail to remedy the condition within 30 days of receipt of such notice.

Separation Agreement—Mr. Lehman. In connection with his resignation as Chief Financial Officer in February 2012 and as our employee effective March 19, 2012, we entered into a separation agreement and release, dated February 8, 2012, with Mr. Lehman. Under this agreement, in return for a general release and waiver of claims and compliance with certain specified covenants in favor of us, Mr. Lehman received the following payments and benefits:

•	a cash payment in the amount of $250,000, less applicable withholding;

•	a cash payment in the amount of his on-target bonus for the second quarter of fiscal 2012, less applicable withholding;

•	reimbursement of the costs associated with maintaining his then-existing health care benefits coverage for a period of 12 months;

•	the full and immediate vesting of 74,999 shares of our common stock subject to the outstanding stock options previously granted to him that were unvested as of March 19, 2012; and

•

the extension of the period of time in which he has to exercise the shares of our common stock subject to his outstanding options until the earlier of (i) the expiration of the original term of each of his options or (ii) September 19, 2013.

Potential Payments Upon Termination or Change in Control

The tables below provide an estimate of the value of the compensation and benefits due to each of our Named Executive Officers for fiscal 2012 in the events described below, assuming that the termination of employment and change in control was effective on July 31, 2012, under the confirmatory employment agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change of control, as applicable.

Termination of Employment Unrelated to a Change in Control

		Value of Accelerated Equity Awards ($)(1)
Named Executive Officer	Salary Continuation ($)	Restricted Stock	Options	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Mr. McLaughlin	300,000	—	35,407,112	17,270	35,724,382
Mr. Batra	112,500	1,071,375	3,178,688	8,635	4,371,198
Mr. Tomlinson	125,000	—	—	8,635	133,635
Mr. Anderson	300,000	—	—	8,635	308,635

(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding stock options and restricted stock awards. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at July 31, 2012 that would become vested by (ii) the difference between $57.14 (the closing market price of our common stock on the New York Stock Exchange on July 31, 2012) and the exercise price of such option. For the restricted stock awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards at July 31, 2012 that would become vested by (ii) $57.14 (the closing market price of our common stock on the New York Stock Exchange on July 31, 2012).

Termination of Employment in Connection with a Change in Control

			Value of Accelerated Equity Awards ($)(1)
Named Executive Officer	Salary Continuation ($)	Target Annual Cash Bonus ($)	Restricted Stock	Options	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Mr. McLaughlin	300,000	150,000	—	72,896,979	17,270	73,364,249
Mr. Zuk	220,000	66,000	2,142,750	4,768,031	16,409	7,213,190
Mr. Batra	225,000	67,500	2,142,750	4,768,031	17,270	7,220,551
Mr. Tomlinson	250,000	75,000	—	12,503,284	17,270	12,845,554
Mr. Anderson	600,000	400,000	—	11,065,749	17,270	12,083,019

(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding stock options and restricted stock awards. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at July 31, 2012 that would become vested by (ii) the difference between $57.14 (the closing market price of our common stock on the New York Stock Exchange on July 31, 2012) and the exercise price of such option. For the restricted stock awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards at July 31, 2012 that would become vested by (ii) $57.14 (the closing market price of our common stock on the New York Stock Exchange on July 31, 2012).

Compensation Committee Interlocks and Insider Participation

None of Messrs. Chandna, Goetz, or Warmenhoven, who are the members of our compensation committee, is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Equity Compensation Plan Information

The following table provides information as of July 31, 2012 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	14,224,569	$9.46	11,571,093
Equity compensation plans not approved by stockholders	—	—	—

Total	14,224,569		11,571,093

(1)	Includes the following plans: 2012 Equity Incentive Plan (2012 Plan), 2005 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (2012 ESPP). Our 2012 Plan provides that on January 1st of each fiscal year commencing in 2014 and ending on (and including) January 1, 2022, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) 8,000,000 shares of common stock, (ii) four and one half percent (4.5%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors. Our 2012 ESPP provides that on January 1st of each fiscal year commencing in 2014 and ending on (and including) January 1, 2032, the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 2,000,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.
(2)	The weighted average exercise price does not take into account outstanding restricted stock. See Note 7 to Consolidated Financial Statements included in Part II, Item 8 of this report for additional information on stock-based awards outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at October 23, 2012 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 68,412,598 shares of common stock outstanding at October 23, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of October 23, 2012. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Palo Alto Networks, Inc., 3300 Olcott Street, Santa Clara, California 95054.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
Entities affiliated with Greylock Partners(1)	13,786,763	20.2%
Entities affiliated with Sequoia Capital and other group members(2)	13,786,763	20.2%
Directors and Named Executive Officers:
Mark D. McLaughlin(3)	627,744	*
Nir Zuk(4)	3,276,535	4.8%
Rajiv Batra(5)	1,814,716	2.7%
Steffan C. Tomlinson	—	—
Mark F. Anderson	—	—
Asheem Chandna(6)	14,093,813	20.6%
John M. Donovan	—	—
Venky Ganesan	—	—
James J. Goetz(7)	1,567,944	2.3%
Shlomo Kramer(8)	997,524	1.5%
William A. Lanfri(9)	720,186	1.1%
Charles J. Robel(10)	24,375	*
Daniel J. Warmenhoven	—	—
Michael E. Lehman(11)	362,496	*
All current directors and executive officers as a group (14 Persons)(12)	23,597,670	34.2%

*	Represents beneficial ownership of less than one percent (1%).

(1)	Consists of (i) 12,071,776 shares held of record by Greylock XI Limited Partnership; (ii) 1,378,678 shares held of record by Greylock XI Principals LLC; and (iii) 336,309 shares held of record by Greylock XI-A Limited Partnership (collectively referred to as the “Greylock Partners Entities”). Greylock XI GP Limited Partnership is the sole general partner of each of Greylock XI Limited Partnership and Greylock XI-A Limited Partnership. William W. Helman and Aneel Bhusri are the managing members of Greylock XI GP Limited Partnership and are partners of Greylock XI Principals LLC. The address for these entities is 2550 Sand Hill Road, Menlo Park, CA 94025.
(2)	Consists of (i) 10,617,630 shares held of record by Sequoia Capital XI, LP; (ii) 1,475,592 shares held of record by Sequoia Capital Growth Fund III, LP; (iii) 1,155,116 shares held of record by Sequoia Capital XI Principals Fund, LLC; (iv) 335,396 shares held of record by Sequoia Technology Partners XI, LP; (v) 76,202 shares held of record by Sequoia Capital Growth III Principals Fund, LLC; (vi) 16,150 shares held of record by Sequoia Capital Growth Partners III, LP; and (vii) 110,677 shares held of record by SCGE Fund, L.P. SC XI Management, LLC is the general partner of Sequoia Capital XI, LP and Sequoia Technology Partners XI, LP and is the managing member of Sequoia Capital XI Principals Fund, LLC and SCGF III Management, LLC is the general partner of Sequoia Capital Growth Fund III, LP and Sequoia Capital Growth Partners III, LP and is the managing member of Sequoia Capital Growth III Principals Fund, LLC (collectively referred to as the “Sequoia Capital Entities”). The managing members of SC XI Management, LLC are Michael Goguen, Douglas Leone, and Michael Moritz. The managing members of SCGF III Management, LLC are Roelof Botha, J. Scott Carter, James J. Goetz, Michael Goguen, Douglas Leone and Michael Moritz. SCGE (LTGP), L.P. is the general partner of, and SCGE Management, L.P., a registered investment adviser under the Investment Advisers Act of 1940, as amended, acts as investment adviser to, SCGE Fund, L.P. (collectively referred to as the “SCGE Entities”). Christopher Lyle is the sole person with voting and investment power on behalf of the SCGE Entities. The SCGE Entities and the Sequoia Capital Entities may be deemed to be a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to their ownership of our shares. The address for these entities is 3000 Sand Hill Road, Suite 4-250, Menlo Park, CA 94025.
(3)	Consists of 627,744 shares issuable pursuant to stock options exercisable within 60 days of October 23, 2012.
(4)	Consists of 3,276,535 shares held of record by Mr. Zuk, of which 112,506 may be repurchased by us at the original exercise price within 60 days of October 23, 2012.
(5)	Consists of (i) 75,000 shares held of record by Mr. Batra, all of which may be repurchased by us at the original exercise price within 60 days of October 23, 2012; (ii) 1,537,216 shares held of record by Rajiv Batra and Ritu Batra as Trustees of the Batra Family Trust U/A/D 5th of January 2006 of which 37,502 may be repurchased by us at the original exercise price within 60 days of October 23, 2012; and (iii) 202,500 shares held of record by Rajiv Batra and Ritu Batra as Trustees of the Trust Agreement for Aditya Joshua Batra dated February 22, 2005.
(6)	Consists of (i) the shares listed in footnote (1) above, which are held by the Greylock Partners Entities; and (ii) 307,050 shares held of record by the Chandna Family Revocable Trust DTD 4/13/98 for which Mr. Chandna serves as trustee. Mr. Chandna, one of our directors, is a partner of the Greylock Partners Entities, and therefore may be deemed to share voting or dispositive power with respect to the shares held by the Greylock Partners Entities.
(7)	Consists of the shares held by Sequoia Capital Growth Fund III, LP, Sequoia Capital Growth III Principals Fund, LLC and Sequoia Capital Growth Partners III, LP listed in footnote (2) above. Mr. Goetz, one of our directors, is a managing member of the general partner or managing member of the Sequoia Capital Entities specified above, and therefore may be deemed to share voting and dispositive power over the shares held by such Sequoia Capital Entities.
(8)	Consists of (i) 132,000 shares held of record by Mr. Kramer; and (ii) 865,524 shares held of record by Hapri Limited. Mr. Kramer is one of two directors of Hapri Limited, with Amir Rapoport, the Kramer family office Chief Financial Officer, being the other director. All of Hapri Limited’s shares are ultimately controlled by a trust of which Mr. Kramer is the sole grantor and sole beneficiary during his life. The address for Hapri Limited is PFD Corporate Services (BVI) Limited, Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110.

(9)	Consists of 720,186 shares held of record by Hawkswatch Holdings LLC for which Mr. Lanfri is the sole member.
(10)	Consists of 24,375 shares issuable pursuant to stock options exercisable within 60 days of October 23, 2012.
(11)	Consists of 362,496 shares issuable pursuant to stock options exercisable within 60 days of October 23, 2012. Mr. Lehman resigned as Chief Financial Officer in February 2012.
(12)	Consists of (i) 22,943,218 shares beneficially owned by the current directors and executive officers, of which 328,758 may be repurchased by us at the original exercise price within 60 days of October 23, 2012; and (ii) 654,452 shares issuable pursuant to stock options exercisable within 60 days of October 23, 2012.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain current and former executive officers. See “Executive Compensation—Executive Employment Agreements.”

We have also entered into indemnification agreements with certain directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Transactions with AT&T Inc.

Mr. Donovan, one of our independent directors, is an executive officer at AT&T Inc. Since the beginning of our last fiscal year, we have sold an aggregate of $3.4 million of products and services to AT&T in arm’s length transactions.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of the company’s total annual revenues, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2012, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2012 Annual Report and SEC Filings

Our financial statements for the fiscal year ended July 31, 2012 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.paloaltonetworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Palo Alto Networks, Inc., 3300 Olcott Street, Santa Clara, California 95054.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California

October 31, 2012

Paloalto NETWORKS

PALO ALTO NETWORKS, INC. 3300 OLCOTT STREET SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 11, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 11, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M50587-P30787

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PALO ALTO NETWORKS, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors For Against Abstain Nominees:

1a. John M. Donovan

1b. Nir Zuk

For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as Palo Alto Networks’ independent registered public accounting firm for its fiscal year ending July 31, 2013.

3. Advisory vote on executive compensation.

1 Year 2 Years 3 Years Abstain

The Board of Directors recommends you vote 1 year on the following proposal:

4. Advisory vote on the frequency of future advisory votes on executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M50588-P30787

PROXY

PALO ALTO NETWORKS, INC. Proxy For Annual Meeting of Stockholders December 12, 2012 1:00 PM

The undersigned stockholder of Palo Alto Networks, Inc., a Delaware corporation (“Palo Alto Networks”), hereby appoints Mark D. McLaughlin and Steffan C. Tomlinson, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Palo Alto Networks to be held on Wednesday, December 12, 2012 at 1:00 p.m. Pacific Time at Palo Alto Networks’ headquarters located at 3300 Olcott Street, Santa Clara, CA 95054 and at any adjournment or postponement thereof, and to vote all shares of Common Stock of Palo Alto Networks held of record by the undersigned at the close of business on October 15, 2012 as hereinafter specified upon the proposals on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PALO ALTO NETWORKS, INC., FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 12, 2012 (THE “ANNUAL MEETING”). IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES, “FOR” PROPOSALS 2 AND 3, AND “EVERY 1 YEAR” FOR PROPOSAL 4, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES, “FOR” PROPOSALS 2 AND 3, AND “EVERY 1 YEAR” FOR PROPOSAL 4.

Continued and to be signed on reverse side